EXHIBIT 10.63

_________________________________________________________________________________
2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623-9534 Telephone: (714) 246-2600 Fax: (714) 246-5918
David E.I. Pyott
Chairman of the Board
and Chief Executive Officer

August 15, 2014

James M. Hindman
Allergan, Inc.
Hand Delivered

Dear Mr. Hindman:

It is my pleasure to present you with this offer for the position of Executive Vice President, Finance and Business Development, Chief Financial Officer, reporting to me. This offer and its associated compensation package have been approved by the Allergan Board of Directors and, if accepted by you, will be effective as of August 18, 2014 (the “Effective Date”).

The specifics of the offer are as follows:

Base Salary
Beginning on the Effective Date, your base salary will be $550,000 annualized, paid in accordance with Allergan’s customary payroll practices. This includes a promotional increase to reflect your responsibilities as our Chief Financial Officer.

Salary Review
An annual salary and performance review will be conducted in February of each year. Salary adjustments for the offered position are subject to review and approval by the Allergan Board of Directors.

Management Bonus Plan Participation
You will continue to be eligible to participate in the 2014 Allergan Management Bonus Plan (the “Bonus Plan”). Your new bonus target will be 70% of your annual base salary, prorated beginning on the Effective Date and continuing through December 31, 2014 and will be paid, if at all, in accordance with the terms and conditions of the Bonus Plan.

Long-Term Incentive Plan
You will continue to be eligible to participate in the Allergan Long-Term Incentive Plan (the “Incentive Award Plan”). The Incentive Award Plan offers the potential to achieve top-quartile total compensation if corporate growth objectives are met.

Award guidelines under the Incentive Award Plan are reviewed and adjusted on an annual basis. Grants are subject to approval by the Allergan Board of Directors and are not guaranteed from year to year. To recognize your promotion, the Board of Directors has approved an off-cycle restricted stock unit grant valued at $2,000,000 to be granted on our next grant date (November 2014). You

James M. Hindman        Page | 2
August 15, 2014

will be eligible for your next on-cycle equity grant in 2016.

US Executive Perquisites
You will continue to be eligible for U.S. executive perquisites as set forth below:

▪	Tax and Financial Planning Services Fees: USD 10,000

▪	Annual Miscellaneous Allowance: USD 10,000

Executive Stock Ownership Requirement
You will have a stock ownership requirement. Your ownership requirement will be in an amount equal to three (3) times your annual base salary (calculated in accordance with Allergan’s Executive Stock Ownership Policy).

Change in Control
In the event of a Change in Control of Allergan, you will be eligible to receive termination payments equal to three (3) times a combined base salary and bonus formula in accordance with the Allergan, Inc. Change in Control Policy.

Employee Benefits
You are eligible for coverage in Allergan’s Benefit programs, including the savings and retirement plan, medical, dental, vision and life insurance plans, vacation and holidays.

Separation Payments
In the event that you are terminated from Allergan, Inc. (other than due to a Change in Control or for serious misconduct), you will be eligible for severance compensation in accordance with the Company’s executive severance policy.

Please indicate your acceptance of this position by signing below and returning this letter along with a signed current Allergan Protection of Company Information form to Scott Sherman.

Sincerely,

/S/ DAVID E.I. PYOTT

cc: Scott D. Sherman

SIGNED AND AGREED:

James M. Hindman:	/S/ JAMES M. HINDMAN
Date:	8/15/14